Exhibit 5(b)

                                    IDEX FUND

                          INVESTMENT COUNSEL AGREEMENT

         This Agreement is entered into as of April 22, 1991, between IDEX MANAGEMENT, INC., a Delaware corporation (referred to herein as "Idex Management"), and JANUS CAPITAL CORPORATION, a Colorado corporation (referred to herein as "Janus Capital").

         WHEREAS, Idex Management entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated April 22, 1991 with IDEX FUND, a Massachusetts business trust (referred to herein as the "Fund"), under which Idex Management agreed, among other things, to act as investment adviser to the Fund.

         WHEREAS, the Advisory Agreement provides that Idex Management may engage Janus Capital to furnish investment information and advice to assist Idex Management in carrying out its responsibilities under the Advisory Agreement as investment adviser to the Fund.

         WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by Janus Capital to Idex Management and the terms and conditions under which such services will be rendered.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. SERVICES OF JANUS CAPITAL. Janus Capital shall act as investment counsel to Idex Management. In this capacity, Janus Capital shall have the following responsibilities:

              (a) to furnish continuous investment information, advice and recommendations to Idex Management as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;

              (b) to cause its officers to attend meetings of Idex Management or the Fund and furnish oral or written reports, as Idex Management may reasonably require, in order to keep Idex Management and its officers and the Trustees of the Fund and appropriate officers of the Fund fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of Janus Capital, and the investment considerations which have given rise to those recommendations;

              (c) to furnish such statistical and analytical information and reports as may reasonably be required by Idex Management from time to time; and

              (d) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund or of Idex Management.

         2. OBLIGATIONS OF IDEX MANAGEMENT. Idex Management shall have the following obligations under this Agreement:

              (a) to keep Janus Capital continuously and fully informed as to the composition of the Fund's investment portfolio and the nature of the Fund's assets and liabilities from time to time;

              (b) to furnish Janus Capital with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and with copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange;

              (c) to furnish Janus Capital with any further materials or information which Janus Capital may reasonably request to enable it to perform its functions under this Agreement; and

              (d) to compensate Janus Capital for its services under this Agreement by the payment of fees equal to (i) 50% of the fees received by Idex Management pursuant to Section 5 of the Advisory Agreement for services rendered by Idex Management to the Fund during the term of this Agreement, less (ii) 50% of any amount reimbursed to the Fund by Idex Management pursuant to the provisions of Section 7 of the Advisory Agreement, but only to the extent that such reimbursement exceeds any amount paid by the Fund to Idex Management to reimburse Idex Management for accounting and recordkeeping services furnished to the Fund pursuant to Section 2 of the Advisory Agreement. In the event that this Agreement shall be effective for only part of a period to


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which any such fee received by Idex Management is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to Janus Capital hereunder shall be payable upon receipt by Idex Management from the Fund of fees payable to Idex Management under Section 5 of the Advisory Agreement.

              (e) to compensate Janus Capital, in addition to the compensation payable under paragraph (d) above, as follows: If on December 31 of 1991 and each year thereafter ("Target Date") the aggregate actual net assets on that date of the Fund, IDEX II, IDEX Fund 3, IDEX Total Income Trust and any other registered investment company sponsored by Idex Management, containing the name IDEX or with respect to which Idex Management acts as investment adviser or administrator, and to which Janus Capital provides investment advice (the "Advised Funds") are less that the applicable Target Net Assets specified in Table 1 below, then Idex Management shall pay to Janus Capital a percentage, as specified in Table 2 below, of the Net Fee otherwise payable to InterSecurities, Inc., or any other Idex Management affiliate serving as administrator to the Fund for the calendar year following such date (the "Administrator").

                                     TABLE 1
                                     -------
                                                          ADVISED FUNDS
                TARGET DATE                             TARGET NET ASSETS
                -----------                             -----------------
            December 31, 1991                              $450 million
            December 31, 1992                              $700 million
            December 31, 1993 (and                         $950 million
             December 31 of each
             year thereafter)

The Net Fee of the Administrator shall be the fee received by the Administrator from Idex Management less any reimbursement from the Administrator in connection with any applicable Fund expense limitation. The percentage of the Net Fee so payable to Janus Capital shall be determined by the percentage that on the applicable Target Date the aggregate actual net assets of the Advised Funds are less than the applicable Target Net Assets of the Advised Funds ("Shortfall of Target") in accordance with Table 2 below:

                                     TABLE 2
                                     -------
            SHORTFALL OF TARGET                         PERCENTAGE OF NET FEE
            -------------------                         ---------------------
                 5% - 10%                                         10%
              Over 10% - 20%                                      20%
              Over 20% - 30%                                      30%
                 Over 30%                                         40%

      No fees shall be payable to Janus Capital under this paragraph (e) for any year if, for the five-year period ending December 31 of the preceding year, the respective total returns of a majority of the Advised Funds that have the objective of investing primarily in equity securities with such a five-year record (and with respect to which Janus Capital shall have provided investment advice for all of such five years and for the then current year) are not in the top one-third of their respective fund categories as determined by Lipper Analytical Services, Inc. or its successor (or if no successor exists, by a mutually agreed upon statistical service).

      3. TREATMENT OF INVESTMENT ADVICE. Idex Management shall treat the investment information, advice and recommendations of Janus Capital as being advisory only, and shall determine the extent to which such advice and recommendations shall be passed on to the Fund or incorporated in investment advice by Idex Management to the Fund. Idex Management may direct Janus Capital to furnish its investment information, advice and recommendations directly to officers or Trustees of the Fund.

      4. PURCHASES BY AFFILIATES. Neither Janus Capital nor any of its officers or Directors shall take a long or short position in the securities issued by the Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund by the officers and Directors of Janus Capital (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales

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


charge as may be permitted in the Fund's current prospectus in accordance with
Section 22(d) of the Investment Company Act of 1940.

      5. LIABILITY OF JANUS CAPITAL. Janus Capital may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise by provided by the Investment Company Act of 1940, neither Janus Capital nor its officers, directors, employees or agents shall be subject to any liability to the Fund or any shareholders of the Fund for any error of judgement, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason or willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

      6. COMPLIANCE WITH LAWS. Janus Capital represents that it is, and will continue to be throughout the term of this Agreement, an investment adviser registered under all applicable federal and state laws. In all matters relating to the performance of this Agreement, Janus Capital will act in conformity with the Fund's Declaration of Trust, Bylaws, and current prospectus and with the instructions and direction of Idex Management and the Fund's Trustees, and will conform to and comply with the Investment Company Act of 1940 and all other applicable federal or state laws and regulations.

      7. TERMINATION. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by Idex Management or by the Fund by giving 60 days' written notice of such termination to Janus Capital at its principal place of business, provided that such termination is approved by the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended) of the Fund. This Agreement may be terminated at any time by Janus Capital by giving 60 days' written notice of such termination to the Fund and Idex Management at their respective principal places of business.

      8. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended) of this Agreement.

      9. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for one year from the date hereof and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended).

      10. AMENDMENTS. This Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended) and the approval by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of any such party cast in person at a meeting called for the purpose of voting on the approval of such amendment.


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


      11. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                  JANUS CAPITAL CORPORATION

/s/ JANICE M. TEAGUE                     By: /s/ JACK R. THOMPSON
----------------------------                 -----------------------------------
Janice M. Teague                             Jack R. Thompson

ATTEST:                                  IDEX MANAGEMENT, INC.

/s/ WILLIAM H. GEIGER                    By: /s/ G. JOHN HURLEY
----------------------------                 -----------------------------------
William H. Geiger, Secretary                 G. John Hurley, President and Chief
                                             Executive Officer

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